Exhibit 10.31

Goat Milk Odor Elimination Technology License Agreement
(English Translation)

Party A: Taiwan Richlink Enterprise Company Ltd.
Party B: Tianjin Yayi Industrial Co., Ltd.

In consideration of mutual cooperation to develop goat milk production, Party A and Party B reach the following agreements in accordance with the Contract Law of the People’s Republic of China:

1. Party A agrees to license two proprietary technologies regarding physical treatment of goat milk and chemical treatment of goat milk ("Proprietary Technologies") to Party B for a fee.

2. The license under this agreement is exclusive.

3. Party A shall, within seven (7) days after the date of this agreement, deliver to Party B a complete set of technical documents with respect to the Proprietary Technologies.

4. Party A represents and warrants that the Proprietary Technologies are reliable and useful technology and ready to be used in the production of goat milk.

5. The term of the license is ten (10) years. Party B may continue to use the licensed Proprietary Technologies free after the expiration of the license.

6. Party B shall pay Party A a license fee in an amount of RMB 200,000 each year during the 10-year term of the license. The aggregate licensing fee is RMB 2 million.

7. Party A has the ownership of all the technical documents provided to Party B pursuant to this agreement. Party A has the right to transfer the Proprietary Technologies to Party B.

8. Party B shall not transfer or disclose to any third party during the term of the license the Proprietary Technologies or the technical documents provided by Party A.

9. Party B may continue to use the licensed Proprietary Technologies free after the expiration of the license; provided that Party B may not transfer or disclose to any third party the Proprietary Technologies or the technical documents at any time. If Party B breaches this provision, it shall be responsible for caused damages.

10. Party A authorizes Party B to use the Proprietary Technologies in the production of its products. If Party B jointly operates its business with a third party, it may continue to use the Proprietary Technologies in the new business entity.

11. The licensing fee set forth in this agreement may be paid in RMB or US dollars. If paid in US dollars, the amount shall be counted based on the exchange rate on the payment date.

12. The agreement has two original copies and each Party holds one copy. The agreement becomes effective upon the execution of both Parties. For any dispute arising from the enforcement of this agreement, each Party has the right to bring the suit to the people’s court where Party B has the domicile.

Party A: Taiwan Richlink Enterprise Company Ltd. (Seal)

Party B: Tianjin Yayi Industrial Co., Ltd. (Seal)

Date: April 10, 2001